EXHIBIT 23.2
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in the Registration Statement (Form S-8) of Nextera Enterprises, Inc. pertaining to The Amended and Restated 1998 Equity Participation Plan of Nextera Enterprises, Inc., with respect to our reports related to the financial statements of Woodridge Labs, Inc. as at December 31, 2005 and 2004 and the statements of income, retained earnings and cash flows for each year in the two-year period ended December 31, 2005, included in its Current Report on Form 8-K dated March 9, 2006, as amended, filed with the Securities and Exchange Commission in connection with the acquisition of substantially all of the assets of Woodridge Labs, Inc. by a wholly owned subsidiary of Nextera Enterprises, Inc.

/s/ Weil & Company

Weil & Company
Santa Monica, California
May 31, 2006